Exhibit 99
Text of Amendment to By-Laws
of
OM Group, Inc.
[marked to indicate additions and deletions]
     Section 1.  Form; Signatures.  Subject to Article VIII, Section 6 of these By-Laws, the shares of capital stock of the Corporation shall be represented by certificates and ~~E~~each stockholder who has fully paid for any stock of the Corporation shall be entitled to receive a certificate representing such shares, ~~and such~~ which certificate shall be signed by the Chairman of the Board (if any) or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Signatures on the certificate may be facsimile, in the manner prescribed by law. Each certificate shall exhibit on its face the number and class (and series, if any) of the shares it represents. Each certificate also shall state upon its face the name of the person to whom it is issued and that the Corporation is organized under the laws of the State of Delaware. Each certificate may (but need not) be sealed with the seal of the Corporation or facsimile thereof. In the event any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer, transfer agent or registrar before the certificate is issued, the certificate nevertheless may be issued by the Corporation with the same effect as if such person were such officer at the date of issue of the certificate. All stock certificates representing shares of capital stock which are subject to restrictions on transfer or to other restrictions shall have imprinted thereon a notation of such restrictions.
     Section 2.  Registration of Transfer.  Subject to Article VIII, Section 6 of these By-Laws, ~~U~~upon surrender to the Corporation or to any transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation, or its transfer agent, shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon the Corporation’s books.
      Section 6.  Electronic Securities System.  Notwithstanding the provisions of Article VIII, Sections 1 and 2, the Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.